Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, 333-157050, and 333-201929) on Form S-8, registration statements (Nos. 333-74902 and 333-188252) on Form S-3, and registration statement (No. 333-116879) on Form S-4 of Brinker International, Inc. of our reports dated August 28, 2017, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 28, 2017 and June 29, 2016, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended June 28, 2017 and the effectiveness of internal control over financial reporting as of June 28, 2017, which reports appear in the June 28, 2017 annual report on Form 10‑K of Brinker International, Inc.
Our report dated August 28, 2017, on the effectiveness of internal control over financial reporting as of June 28, 2017, expresses our opinion that Brinker International, Inc. did not maintain effective internal control over financial reporting as of June 28, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the ineffective internal controls over the measurement and presentation of deferred income taxes, resulting from a lack of skilled resources in the tax department with sufficient understanding of internal control over financial reporting, has been identified and included in management’s assessment.

/s/ KPMG LLP
Dallas, Texas
August 28, 2017